CONSTRUCTION LOAN AGREEMENT

     This Construction Loan Agreement ("Agreement") is dated March 31, 1995, and is between MOUNTAIN PARKS BANK - EAST, a Colorado state bank, whose mailing address is Post Office Box 3779, Evergreen, Colorado 80439 ("Lender"), and SHELDAHL, INC., a Minnesota corporation, whose principal place of business is 1150 Sheldahl Road, Post Office Box 170, Northfield, Minnesota 55057 (the "Borrower").

                            RECITALS:

     A. Borrower owns certain Land upon which borrower is constructing a Project, all as hereinafter described in this Agreement.

     B. Lender has agreed to finance the construction of the Projects on the terms and conditions provided in this Agreement, including the Standard Terms and Conditions of Loan attached hereto as Exhibit A and incorporated herein by this reference (the "Standard Terms and Conditions").

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, Borrower and Lender hereby agree as follows:

1.   Parties:

     The following terms as used in this Agreement identify the following parties who are or may be referred to in this Agreement:

     (a) Architect: The Neenan Company, a Colorado corporation, with its principal place of business at 2290 East Prospect, Fort Collins, Colorado 80525.

     (b) Contractor: The Neenan Company, a Colorado corporation, with its principal place of business at 2290 East Prospect, Fort Collins, Colorado 80525.

     (c) Engineer: Park Engineering, Inc., a Colorado corporation, with its principal place of business at 1240 Main Street, Longmont, Colorado 80501.

     (d) Lender's Inspector: Klebold Consulting Group, Inc., a Colorado corporation with its principal place of business as 26 Garden Center, Suite 3B, Broomfield, Colorado 80020.

     (e) Title Company: Lane Title Guarantee Company, 3033 East 1st Avenue, Suite 600, Denver, Colorado 80206.

2.   Representations and Warranties.

     In order to induce Lender to execute this Agreement and to make the Loan (as hereinafter defined) Borrower represents and warrants as follows:

     2.1 Title to Development Site. Borrower owns good and marketable fee simple title to Lot 1, Block 1, Clover Creek Industrial, First Filing, County of boulder, State of Colorado (collectively, the "Land"). The Land is owned free and clear of all liens, claims and encumbrances, except those listed on Exhibit B attached hereto and made a part hereof (collectively, the "Permitted Exceptions").

     2.2 Description of Project. Subject to the provisions of this Agreement, Borrower has begun to (a) improve the Land with the construction of a production facility/office building (the "Building") and (b) construct certain on-site and off-site improvements (the "Improvements") on the Land. The Land, the Building and the Improvements are herein collectively referred to as the "Project". All work to be performed and materials to be supplied in connection with the Building and the Improvements (collectively, the "Work") shall be in accordance with this Agreement and the detailed budget (the "Budget") attached hereto as Exhibit C.

     2.3 Development Contracts. Borrower, as owner, has executed or caused to be executed the following contracts (the "Contracts") for the performance of the Work:

          (a) Agreement with the Contractor for the construction of the Project (the "Construction Contract").

          (b) Agreement with the Architect for architectural and design services for the Project.

          (c)  Agreement with the Engineer for engineering services.

          (d)  Disbursement Agreement with the Title Company.

     Borrower has delivered to Lender a true, complete and correct copy of each of the Contracts; each Contract is full force and effect, unamended; and no default exists thereunder by either party thereto.

     All representations and warranties contained in this Agreement and in the Standard Terms and conditions which have been made by Borrower shall be true at the time of each disbursement of the Loan and in the event of any material breach, misrepresentation or omission, Lender shall have the absolute right to terminate its obligations under this Agreement (without any obligation to refund any commitment fees previously paid), and, upon demand by Lender, Borrower shall reimburse Lender for the Loan Expensed (as defined in the Standard Terms and Conditions), and Lender shall be entitled to recover from Borrower all losses and damages resulting therefrom.

3.   Agreement for Construction Loan.

     Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender an amount not to exceed Five Million U.S. dollars ($5,000,000), (the "Loan") for the purposes and upon the terms and subject to the conditions contained in this Agreement and the Standard Terms and Conditions. Borrower acknowledges that whether or not all or any portion of the Loan shall be disbursed, any commitment fee to be paid by Borrower to Lender concurrently with the first disbursement shall be fully earned.

4.   Interest Rate and Terms of Repayment.

     4.1 Loan Rate. The principal balance of the Loan from time to time outstanding shall bear interest (the "Loan Rate") during each calendar month (whether full or partial) prior to the Maturity Date (as hereinafter defined), at an annual rate equal to one percent (1%) over the Prime Rate. The Prime Rate shall mean the "base rate on corporate loans at large U.S. money center commercial banks," as published in the "Money Rates" section of the Wall Street Journal on each day prior to the Maturity Date. In the event The Wall Street Journal publishes a range of "base rates", the Prime Rate shall be the average of the highest and lowest "base rates". In the event The Wall Street Journal discontinues publication of the aforesaid "base rate", the Prime Rate shall mean the "corporate base rate" announced by Norwest Bank of Colorado, N.A., to be in effect each day prior to the Maturity Date. The Loan Rate shall: (a) be computed on the basis of a year consisting of 360 days; (b) change each day the Prime Rate changes prior to the Maturity Date, Lender not being required to give Borrower notice of such changes; and (c) be charged for the actual number of days within the period for which interest is being charged.

     4.2 Default Rate. At any time after the Maturity Date or otherwise when the Loan is in default and until such default is cured, the principal amount of the Loan shall bear interest at an annual rate (the "Default Rate") equal to four percent (4%) plus the Loan Rate then in effect under the Note.

     4.3 Usury. Notwithstanding anything to the contrary contained herein or in the Note, the total amount of interest and other charges payable by Borrower on the Loan shall not exceed the maximum rate of interest which may be charged by Lender under the laws of Colorado.

     4.4 Payments. Commencing on the first day of the month following the month in which the initial disbursement of the Loan shall occur, and continuing on the first day of each month thereafter through and including the month in which the Maturity Date occurs, interest only at the Loan Rate on the principal balance of the Loan from time to time outstanding shall be payable monthly in arrears. Borrower hereby unconditionally and irrevocably authorizes Lender, at Lender's option, to disburse the amounts of such monthly interest payments from the undisbursed proceeds of the loan and to apply such amounts to said interest payments. Any amounts disbursed from the loan amount to pay interest shall become part of the outstanding principal balance and interest thereon shall accrue and be payable as provided herein. The unpaid principal balance of the Loan and all accrued and unpaid interest thereon, if not sooner declared to be due in accordance with the terms hereof, shall be due and payable on March 31, 1996, or, if applicable, on any extension of said date pursuant to Paragraph 4.5 of this Agreement "the "Maturity Date"). All payment on account of the Loan shall be applied first against any accrued and unpaid interest then outstanding, with he balance applied against the unpaid principal balance thereof.

     4.5 Extension Right. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have the right (the "Extension Right") to extend the term of the Loan for an additional seven (7) year period with a final payment of the unpaid principal balance of the Loan and all accrued and unpaid interest thereon, if not sooner declared to be due in accordance with the terms hereof, due and payable on March 31, 2003, upon the following terms and conditions (the "New Loan"):

          (a) Borrower gives Lender written notice of its election to exercise the Extension Right on or before May 15, 1995;

          (b) No default or event which with the passage of time, the giving of notice, or both, would constitute a default, exists under the Note or any of the Loan Documents, either on the date Borrower delivers the notice described in (a) above or on the original Maturity Date: and

          (c) Except as expressly provided to the contrary in this Paragraph 4.5, all of the other terms and provisions of the Note, this Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms, including the obligation to make monthly payments of interest at the then applicable Loan Rate.

          (d)  The New Loan shall have the following terms and conditions:

               (i) The total principal amount of the New Loan shall not exceed Five Million U.S. dollars ($5,000,000);

               (ii) The principal owed under the New Loan shall bear interest during each calendar month (whether full or partial) prior to the Maturity Date (as hereinafter defined), at an annual fixed rate equal to two percent (2%) over the then current seven (7) year U.S. Treasury Note rate;

               (iii) Principal and interest shall be payable monthly based on a twenty (20) year amortization schedule.

          (e) To document the New Loan, Borrower shall enter into a new promissory note and amendments to the other Loan Documents as necessary to document the revised loan terms as expressed above. In addition, Borrower shall provide Lender with an updated Lender's title insurance policy on the Property confirming that Borrower's lien on the Property maintains its first priority position.

     4.6 Prepayment. The Loan may be prepaid in full or in part without cost or penalty upon fourteen (14) days' prior written notice to Lender from Borrower. All prepayments of the indebtedness evidenced by the Note shall be applied first against any accrued and unpaid interest then outstanding, with the balance applied against the unpaid principal balance of the Loan.

5.   Construction: Application of Loan Proceeds.

     5.1 Commencement and Completion Dates. Borrower shall not cause or permit the continuance of construction of the Building (including without limitation any grading or excavation) or any Improvements unless the conditions described in Article 7 of this Agreement with respect to such Building or the Improvements, respectively, have been satisfied. Borrower shall cause the construction of the Improvements and the Building to be diligently and expeditiously carried out, in a good and workmanlike manner, in accordance with the Building and Engineering Plans and Specifications (as defined in the Standard Terms and Conditions). Without limiting the generality of the foregoing, Borrower shall cause construction of the Improvements and the Building to continue without interruption until completion, weather conditions permitting, and to be completed in accordance with the Building and Engineering Plans and Specifications (as defined in the Standard Terms and Conditions) within twelve (12) months from the date of initial disbursement of the Loan. Construction of the Building shall not be deemed to be complete until Lender's Inspector is prepared to certify that all space located within such Building can be used and occupied in accordance with all applicable laws, ordinances and regulations and that such Building will qualify for a final, unconditional certificate of occupancy.

     5.2 Improvement Loan, Soft Costs Loan, and Building Loan. The proceeds of the Loan disbursed to Borrower shall be used by Borrower for the purpose of paying Project Cost actually incurred by Borrower. For purposes of this Agreement, "Project Cost" shall mean:

          (a) The cost of Work required to complete construction of the Improvements and the Building in accordance with the Engineering and Building Plans and Specifications;

          (b) Taxes, insurance premiums, professional fees and other expenses to be approved by Lender which are incurred by Borrower in connection with the operation of the Project prior to repayment of the Loan;

          (c)  Interest on the Loan;

          (d) The cost of fixtures, furnishings, furniture, equipment and personal property owned or to be acquired by Borrower and to be used in the construction of the Building and the operation of the Project; and

          (e)  All Loan Expenses.

6.   Loan Documents.

     Prior to the first disbursement of the Loan, Borrower shall cause to be executed and delivered to Lender a promissory note (the "Note") executed by each Borrower, jointly and severally, and payable to the order of Lender in the principal amount of Five Million U.S. dollars ($5,000,000) bearing interest and repayable on the terms set forth in Article 4 of this Agreement, together with a Deed of Trust on the Project and the other loan documents described in Article 3 of the Standard Terms and Conditions, all of which documents shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be satisfactory in form and substance to Lender. All such documents are hereinafter collectively referred to as the "Loan Documents".

7.   Cash Equity and Restrictions on Loan Disbursements.

     Subject to the restrictions and limitations contained in this Article, Lender shall make disbursements of the Loan in accordance with Article 4 of the Standard Terms and Conditions; provided, however, that notwithstanding anything contained in this Agreement or in the Standard Terms and Conditions,
(i) prior to and as a condition of any disbursement of the proceeds of the Loan, Borrower shall have a minimum of $2,000,000 of cash equity invested in the Project; and (ii) Lender shall not be required to make disbursements of any proceeds of the Loan allocable to the "hard costs" of constructing the Building after January 31, 1996.

8.   Borrower's Covenants.  Borrower covenants and agrees as follows:
Borrower will not, without the prior written consent of Lender, (i) amend or modify its articles of incorporation or by-laws which consent shall not be unreasonably withheld, or (ii) permit itself to be dissolved or its existence terminated, cause or permit its corporate resolutions relating to this transaction to be amended in any respect.

9. Recordation of Documents: Partial Releases. Borrower hereby covenants and agrees that it will not record any document pertaining to, affecting, or running with all or any portion of the Project or execute any other document affecting the ownership of the Project, unless concurrently or prior thereto:

     (a) lender has approved the form and substance of all such documents which consent will not be unreasonably withheld; and

     (b) no default beyond any applicable cure period or event which with the giving of notice or the passage of time, or both, would constitute a default then exists under the Note, the Deed of Trust, this Agreement or any of the other Loan Documents.

10.  Miscellaneous.

     10.1 Notices. Any notice which any party hereto gives to any other party hereunder shall be in writing and shall be deemed given when delivered in person to a representative of the party, or two (2) business days after deposited in the United States certified or registered mail, return receipt requested, addressed to the party, at the address of such party set forth below, or at such other address as the party to whom notice is to be given has specified by notice hereunder to the party seeking to give such notice:

          Borrower:      Sheldahl, Inc.
                         1150 Sheldahl Road
                         Post Office Box 170
                         Northfield, Minnesota  55057
                         Attn: John V. McManus, Vice President - Finance

          Copy to:       Lindquist & Vennum P.L.L.P.
                         4200 IDS Center
                         Minneapolis, Minnesota 55402
                         Attn: Debra Page, Esq.

          Lender:        Mountain Parks Bank - East
                         Post Office Box 3779
                         Evergreen, Colorado 80439
                         Attn: James M. Mason, President

          Copy to:       Freeborn and Peters
                         950 17th Street, Suite 2600
                         Denver, Colorado 80202
                         Attn: Marc J. Musyl, Esq.

     10.2 Successors and Assigns. The rights, powers and remedies of Lender under this Agreement shall inure to the benefit of Lender, its successors and assigns. The rights and obligations of Borrower under this Agreement may not be assigned and any purported assignment by Borrower shall be null and void.

     10.3 Indemnification of Lender. Borrower agrees to indemnify, defend and hold Lender harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses (including attorneys' fees and court costs) of whatever kind or nature which may be imposed on, incurred by or asserted against Lender at any time which relate to or arise from the performance of the Work and/or the ownership, use, operation or maintenance of the Project, including without limitation, any brokerage commissions or finder's fees asserted against Lender with respect to the making of the Loan and any damages incurred by Lender by reason of the construction of the Project, or any claims that Borrower and Lender have a relationship of joint ventures or partners or Borrower or Lender being deemed to have acted as agent for the other except for any of the foregoing which result from the negligent or international acts of Lender.

     10.4 Joint and Several Obligations. The covenants, warranties, agreements, obligations, liabilities and responsibilities of the Borrower under this Agreement shall be binding upon and enforceable against its agents, legal representatives, administrators, successors and permitted assigns.

     10.5 Counterparts. This Agreement may be executed in counterparts, and all said counterparts when taken together shall constitute one and the same Agreement.

     10.6 Materiality. For purposes of this Agreement an event or happening will be deemed "material" if: (a) it has an adverse financial effect upon the business, operations, properties, prospects, assets or condition (financial or otherwise) of the Borrower taken as a whole; (b) it impairs the ability of the Borrower to fulfill and satisfy its obligations under this Agreement or any Loan Document to which it is a party; or (c) it impairs the ability of the Lender to enforce its rights under this Agreement or any Loan Document.

11.  Schedule of Exhibits.

     The following Exhibits are attached hereto and incorporated herein:

          A.   Standard Terms and Conditions

          B.   Permitted Exceptions

          C.   Budget

12.  Mutual Waiver of Right to Trial by Jury: Choice of Law and Forum.

     THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND
LIABILITIES OF BORROWER AND LENDER DETERMINED, IN ACCORDANCE WITH THE
INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF COLORADO. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR
FEDERAL COURT WITH JURISDICTION OVER THE COUNTY OF JEFFERSON, STATE OF
COLORADO. BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS
AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.   BORROWER WAIVES ANY
OBJECTION WHICH BORROWER MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO ANY SUIT OR PROCEEDINGS INSTITUTED BY LENDER UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY STATE OR FEDERAL
COURT WITH JURISDICTION OVER THE COUNTY OF JEFFERSON, STATE OF COLORADO AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER
TO INTER INTO THE AGREEMENT AND THE OTHER LOAN DOCUMENTS, MAKE THE LOANS AND EXTEND THE OTHER FINANCIAL ACCOMMODATIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BORROWER:                        	LENDER:

By   /S/JOHN V. MCMANUS      		By _______________________
Its Vice President, Finance             Its _______________________

Attest:



_________________________
Secretary



By   /S/SHARI L. MAYER
Its Notary Public - Minnesota - Rice County